Exhibit (j)

Deloitte & Touche LLP 1700 Market Street Philadelphia, PA 19103-3984 USA Tel: +1 215 246-2300 Fax: +1 215 569-2441 www.deloitte.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 9 to the Registration Statement No. 811-21940 on Form N-1A of our report dated February 24, 2014, relating to the financial statements and financial highlights of EIP Growth and Income Fund (the “Fund”), the sole series of EIP Investment Trust, appearing in the Annual Report on Form N-CSR of EIP Investment Trust for the year ended December 31, 2013, and to the references to us under the headings “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche

April 29, 2014

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Deloitte Touche Tohmatsu Limited